EXHIBIT 2.
                                            ----------

                                            William J. O'Connell, Mail Stop 07F
                                            VICE PRESIDENT AND ASSISTANT GENERAL
                                            COUNSEL

                                            175 Berkeley Street
                                            Boston, MA 02117
                                            Telephone: (617) 574-5808
                                            Fax: (617) 350-8864





May 14, 1999

Liberty Life Assurance Company of Boston
175 Berkeley Street
Boston, MA  02117

RE:      LIBERTY LIFE ASSURANCE COMPANY OF BOSTON
         LLAC VARIABLE ACCOUNT
         REGISTRATION STATEMENT ON FORM S-6 (File No. 333-65957)

Dear Sirs:

     This opinion is furnished in connection with the filing of a Registration Statement on Form S-6 ("Registration Statement") by LLAC Variable Account ("Separate Account"). The Registration Statement covers an indefinite amount of interests under the variable portion of Modified Single Payment Variable Universal Life Insurance Contracts ("Contracts") offered by Liberty Life Assurance Company of Boston ("Liberty Life"). Premiums paid under modified single payment variable universal life insurance policies offered by Liberty Life may be allocated by Liberty Life to the Separate Account in accordance with the owners' direction with reserves established by Liberty Life to support such Contracts.

     The Contracts are designed to provide life insurance protection and are to be offered in a manner described in the Prospectus which is included in the Registration Statement.

     The Contracts will be sold only in jurisdictions authorizing such sales.

     I have examined all such corporate records of Liberty Life and such other documents and laws as I consider appropriate as a basis for this opinion. On the basis of such examination, it is my opinion that:

          1. Liberty Life is a corporation duly organized and validly existing under the laws of the Commonwealth of Massachusetts.

A member of the Liberty Mutual Group

          Liberty Mutual Group


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          2. The Separate Account is an account established and maintained by
     Liberty Life pursuant to the laws of the Commonwealth of Massachusetts, under which income, gains and losses, whether or not realized, from assets allocated to the Separate Account, are, in accordance with the Contracts, credited to or charged against the Separate Account without regard to other income, gains or losses of Liberty Life.

          3. Assets allocated to the Separate Account will be owned by Liberty Life. The Contracts provide that the portion of the assets of the Separate Account equal to the reserves and other Contract liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business Liberty Life may conduct.

          4. When issued and sold as described above, the Contracts will be duly authorized and will constitute validly issued and binding obligations of Liberty Life in accordance with their terms.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,


                                /s/ William J. O'Connell
                                -------------------------------------------
                                William J. O'Connell
                                Vice President and Assistant General Counsel

WJO/hme







A member of the Liberty Mutual Group